As of April 29, 2004

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Gentlemen:

Chyron Corporation (the "Borrower") is this day entering into a Loan and Security Agreement (the "Loan Agreement") with Silicon Valley Bank (the "Bank"). All capitalized terms used herein have the same meanings herein as in the Loan Agreement.

This letter is intended to set forth certain additional terms and conditions (the "Supplemental Agreements") which the Borrower is obligated to comply with in connection with the loan arrangement evidenced by the Loan Agreement. Specifically:

1. The Borrower has advised the Bank that it intends to maintain its investment accounts with Merrill Lynch and C.E. Unterberg, Towbin (CEUT).

2. The Bank has agreed to allow the Borrower to maintain such accounts provided that the Borrower hereby agrees that it shall (i) maintain assets with a value of no more than $150,000.00 at any one time in its Merrill Lynch account and, (ii) maintain assets with a value of no more than $10,000.00 at any one time in its C.E. Unterberg, Towbin (CEUT) account. To the extent the value of any such account exceeds the respective maximum amount set forth above, the Borrower shall, within three days, cause such excess assets and/or funds to be transferred to the Bank or its affiliate.

The failure of the Borrower to comply with the foregoing provisions shall constitute an Event of Default under the Loan Agreement, without any notice or grace period.

If the foregoing correctly sets forth our understanding, please indicate your assent below.

Very truly yours,

SILICON VALLEY BANK, d/b/a Silicon
Valley East

By: /s/ Nancy E. Funkhouser
Nancy E. Funkhouser
Title: VP

AGREED:
CHYRON CORPORATION

By: /s/ Gerald J. Kieliszak
Gerald J. Kieliszak
Title: Sr. Vice President & CFO